As filed with the Securities and Exchange Commission on December 15, 2015

Registration No. 333-203841

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective
Amendment No. 3
To
Form S-1
Registration Statement
Under
The Securities Act of 1933

ATEL 17, LLC

(Exact name of registrant as specified in governing instruments)

California (State or other jurisdiction of organization)	7359 (Primary standard industrial classification code number)	90-1108275 (IRS Employer Identification number)

600 Montgomery Street, 9th Floor
San Francisco, California 94111
(415) 989-8800

(Address, including zip code, and telephone number, including area code, of principal executive offices)

DEAN L. CASH
600 Montgomery Street, 9th Floor
San Francisco, California 94111
(415) 989-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
PAUL J. DERENTHAL, ESQ.
Derenthal & Dannhauser LLP
1999 Harrison Street, 26th Floor
Oakland, California 94612
(510) 350-3070

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer

☐ Accelerated filer

☐ Non-accelerated filer (Do not check if a smaller reporting company)

☒ Smaller reporting company

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units of Limited Liability Company Interest	15,000,000	$10.00	$150,000,000	$17,430.00
(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

Assuming the offer and sale of the maximum offering of Units, estimated expenses in connection with the issuance and distribution of the Units, including sales commissions and additional selling compensation, in the aggregate are as follows:

Selling Commissions	$13,500,000
Travel, food, lodging and telephone expenses — Additional selling compensation	450,000
Seminar Expenses — Additional selling compensation	300,000
Wholesaling salaries — Additional selling compensation	750,000
Registration fee	17,500
Printing costs	650,000
Advertising expenses	175,000
Legal fees and expenses	225,000
Accounting fees	250,000
Blue Sky fees and expenses	400,000
FINRA fees and expenses	23,000
Broker-Dealer due diligence reimbursements	750,000
Investor sales literature production costs	215,000
Postage, freight and shipping expenses	600,000
Organization costs	65,000
Issuer’s administrative services and expenses	360,000
Escrow and bank fees	15,000
Total	$18,745,500

ITEM 14. Indemnification of Directors and Officers.

(a) ATEL Managing Member, LLC, the Registrant’s Manager, and its affiliates, and their respective officers, directors and members may be indemnified by such entities for certain liabilities, including liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934, pursuant to their respective Articles of Incorporation and Bylaws, or Operating Agreements, and applicable provisions of the California Corporations Code.

Generally, such persons who perform services for the Registrant may seek indemnification from these entities for liabilities, damages, costs, attorney’s fees and other charges assessed or otherwise payable by them arising in connection with the discharge of their duties as directors, officers or members (provided they determined, in good faith, that their conduct was in the best interest of the Registrant, and unless such liabilities arise as the result of fraud, negligence, breach of fiduciary duty or misconduct) under one or more of the governing instruments referenced above.

(b) The Registrant has agreed, pursuant to the Limited Liability Company Operating Agreement included as Exhibit B to the Prospectus, to indemnify the Manager and its Affiliates against certain liabilities, excluding liabilities under the Securities Act of 1933.

ITEM 15. Recent Sales of Unregistered Securities.

The Registrant has recently been formed but has not issued any securities other than 50 units of limited liability company interest issued to ATEL Managing Member, LLC, as the original Member of the Registrant, for a price of $10 per Unit. This sale occurred in April 2015 upon the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended. This sale was for the purpose of organizing the Registrant as a limited liability company and for investment purposes and not with a view to the distribution of such securities.

ITEM 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Number	Exhibits
1.1*	Form of Dealer Manager Agreement
1.2*	Form of Soliciting Dealer Agreement
3.1	Limited Liability Company Operating Agreement (incorporated by reference to Exhibit B to Prospectus)
5.1*	Opinion regarding legality
8.1*	Opinion regarding tax matters
10.1*	Escrow Agreement
10.2	Form of Investor Subscription Agreement (incorporated by reference to Exhibit C to Prospectus)
23.1.7**	Consent of Moss Adams, LLP — ATEL 17, LLC
23.1.8**	Consent of Moss Adams, LLP — ATEL Managing Member, LLC
23.2.1*	Consent of Derenthal & Dannhauser LLP (included in Exhibit 5.1 to this Registration Statement)
23.2.2*	Consent of Derenthal & Dannhauser LLP (included in Exhibit 8.1 to this Registration Statement)
24.1	Powers of Attorney are set forth in Part II of Registrant’s Registration Statement on Form S-1 filed May 4, 2015 — Registration No. 333-203841

*	Previously filed.
**	Filed herewith.

(b) Financial Statements Included in the Prospectus.

ATEL 17, LLC

See Index to Financial Statements at page F-1 of the prospectus included in Part I of this Registration Statement

ATEL Managing Member, LLC

See Index to Financial Statements at page F-1 of the prospectus included in Part I of this Registration Statement

ITEM 17. Undertakings.

The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That all post-effective amendments will comply with the applicable forms, rules and regulations of the commission in effect at the time such post-effective amendments are filed.

(5) To send to each Member at least on an annual basis a detailed statement of any transactions with the Manager or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the Manager or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(6) To send to the Members the financial statements required by Form 10-K for the first full fiscal year of operations of the Fund.

(7) To (i) to file a sticker supplement pursuant to Rule 424(c) under the Act describing each lease transaction not described in the prospectus or a prior supplement promptly after there arises a reasonable probability that such transaction will be acquired if the transaction would require commitment by the registrant of an amount of offering proceeds in excess of 10% of the offering proceeds received as of that date by the registrant; (ii) to consolidate all such sticker supplements into a post-effective amendment filed at least once every three months during the offering period, with the information contained in such amendment provided simultaneously to the existing Members. Each sticker supplement will disclose all compensation and fees received by the Manager and its affiliates in connection with any such acquisition.

(8) That regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(9) Each prospectus filed by registrant pursuant to Rule 424(b), other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(10) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the Manager of the registrant (or controlling persons of the Manager or of the registrant) pursuant to the provisions described under Item 14 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the Manager or controlling person of the registrant in the successful defense of any action suit or proceeding) is asserted by any such Manager or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 15th day of December, 2015.

ATEL 17, LLC

By: ATEL Managing Member, LLC, Manager

By:	/s/ Dean L. Cash Dean L. Cash, Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Dean L. Cash Dean L. Cash	Principal executive officer of Registrant; chief executive officer and director of ATEL Managing Member, LLC, Manager of Registrant	December 15, 2015
* Paritosh K. Choksi Paritosh K. Choksi	Principal financial officer of Registrant; principal financial officer and director of ATEL Managing Member, LLC, Manager of Registrant	December 15, 2015
* Samuel Schussler Samuel Schussler	Principal accounting officer of Registrant; principal accounting officer of ATEL Managing Member, LLC, Manager of Registrant	December 15, 2015

* Executed by the undersigned as attorney-in-fact for such persons on December 15, 2015

By:	/s/ Dean L. Cash Dean L. Cash, as attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	Exhibit
1.1*	Form of Dealer Manager Agreement
1.2*	Form of Soliciting Dealer Agreement
3.1	Limited Liability Company Operating Agreement (incorporated by reference to Exhibit B to Prospectus)
5.1*	Opinion regarding legality
8.1*	Opinion regarding tax matters
10.1*	Escrow Agreement
10.2	Form of Investor Subscription Agreement (incorporated by reference to Exhibit C to Prospectus)
23.1.7**	Consent of Moss Adams, LLP — ATEL 17, LLC
23.1.8**	Consent of Moss Adams, LLP — ATEL Managing Member, LLC
23.2.1*	Consent of Derenthal & Dannhauser LLP (included in Exhibit 5.1 to this Registration Statement)
23.2.2*	Consent of Derenthal & Dannhauser LLP (included in Exhibit 8.1 to this Registration Statement)
24.1	Powers of Attorney are set forth in Part II of Registrant’s Registration Statement on Form S-1 filed May 4, 2015 — Registration No. 333-203841

*	Previously filed.
**	Filed herewith.